AMENDED AND RESTATED
                        SUPPLY AND DISTRIBUTION AGREEMENT


         This Amended and Restated Supply and Distribution Agreement ("Restated Agreement") is made with effect from December 1,1996, between Rochester Medical Corporation, 1500 2nd Avenue Northwest, Stewartville, MN 55976 ("Rochester") and Euromedical Industries Sdn Bhd, with offices at P.0, Box 515 11900 Bayan Lepas, Penang, Malaysia ("EI").

         Rochester and EI are parties to a Supply and Distribution Agreement dated as effective April 14, 1994 (the "Original Agreement"); and

         Rochester and EI desire to amend and restate their Original Agreement in order, INTER ALIA, to eliminate EI's minimum purchase obligations, to eliminate and phase out EI's exclusive distribution rights, to provide for Rochester furnishing EI with packaged product for distribution by EI and customers supplied by EI, to restrict Rochester from dealing directly with EI's customers identified by this Restated Agreement, and for other purposes;

1.       SUPPLY AND DISTRIBUTION OF PRODUCTS

         1.1 Rochester agrees to supply EI and EI agrees to distribute the Standard 100% Silicone Foley Catheters described on Exhibit A (the "Products"). As used herein, "Products" expressly excludes Rochester's Antibacterial Foley Catheter, its Comfort Sleeve(R) Foley Catheter, its Hand Actuated Retention Catheter in both continuous drain and valved configurations, and any other of its products not specifically identified on Exhibit A.

         1.2 The Products and their packaging ("Packaging") shall exactly conform to the specifications agreed between EI and Rochester (the "Specifications"). Any change to the Specifications shall be subject to the written approval of both parties; provided, however, that Rochester may include applicable patent numbers on the Packaging upon issuance to Rochester of patents covering the Products.

         1.3 The Products shall be supplied in finished sterile form and packaged in Packaging in accordance with the Specifications; provided, however, that the parties acknowledge that EI may at its options, from time to time, purchase unsterilized Products packaged only in a clear inner liner, or may purchase the Products in bulk, non-sterile, with or without a valve, upon such terms and conditions as the parties may reasonably agree in the future.

         1.4 EI and Rochester expressly intend that Rochester shall furnish EI with Product that is packaged for resale by EI under EI's own brand and marks and shall also furnish EI with Product that is packaged for resale by EI's customers under brands and marks owned by such customers of EI, respectively. All such packaging shall be in accordance with the Specifications.

         1.5 From time to time during the term of this Restated Agreement, EI may identify customers in addition to those presently supplied by EI, and Rochester will supply Products for EI's additional customers appropriately packaged in accordance with the Specifications as reasonably agreed and amended from time to time by EI and Rochester.

         1.6 For each Contract Year (as subsequently defined) of this Agreement. EI shall purchase from Rochester all of EI's requirements of Products and shall give Rochester the first right to manufacture any other silicone Foley catheters; provided, however, that EI may purchase Products or other silicone Foley catheters from a third party to the extent that
                  (i) Rochester is unable to fulfill all of EI's forecast requirements of Products or silicone Foley catheters within the period covered by any forecast because of insufficient manufacturing capacity, insufficient technical capability, or inability to meet required quality standards, or (ii) Rochester is unable to supply Products or silicone Foley catheters meeting the specifications of new customers identified by EI pursuant to Section 1.5. EI shall have no obligation to purchase any minimum amount of Product from Rochester during the term of this Restated Agreement.

2.       TERRITORY; EXCLUSIVITY AND NON-COMPETITION

         2.1 EI shall be Rochester's non-exclusive, worldwide distributor for the Products in all countries.

         2.2 Rochester shall not, for the term of this Restated Agreement, either (i) directly supply Product or (ii) directly solicit sales of Product to any customer of EI for whom Rochester packages any Product. For purposes hereof, "directly" includes any action taken by Rochester on its own behalf and excludes any action taken by any distributor of Rochester's products that is not owned or controlled by Rochester or under common ownership or control with Rochester. For purposes hereof, "any customer of EI" excludes former customers of EI who have discontinued purchasing any Product for at least six (6) continuous months.

3.       PRICES, SHIPMENT AND PAYMENT TERMS

         3.1 EI shall purchase the Products at the prices the parties shall agree upon by separate writing. The prices so agreed shall remain fixed through December 31, 1997. During the last calendar quarter of 1997, and during the last calendar quarter of 1998, the parties shall undertake good faith negotiations, in light of then prevailing market conditions, regarding pricing to be effective from January 1 until December 31 next following. If the parties are unable to reach agreement by the last day of December of any such calendar quarter, this Restated Agreement shall terminate on the last day of June next following.

         3.2 Payment for Products purchased by EI shall be made by bank transfer in US Dollars net, 60 days from the date of invoice.

         3.3 All prices are quoted FOB Rochester's facility, Minnesota. EI shall take title to and assume the Risk of loss of the Products once they are loaded onto EI's nominated carrier at such facility,

         3.4 EI shall pay all normal freight charges, provided, however, that Rochester shall ship Products by air freight when necessary to meet its obligations under Section 4.2, or to replace Products pursuant to Section 9 of this Restated Agreement and in such cases shall bear pay the excess cost of air freight over normal shipping charges.

         3.5 The terms of this Restated Agreement shall have precedence over any conflicting terms included in either party's standard terms and conditions which may be attached to orders placed or accepted under this Restated Agreement.

4.       FORECASTING ORDERING AND MINIMUMS

         4.1 On or before March 31, 1997 for the initial year, EI shall prepare a non-binding forecast of EI's orders for Products to be ordered through November 30, 1997; for each subsequent year, EI shall prepare on or before October 31 of each year a non-binding forecast of EI's orders for Products during the twelve month period beginning December 1 through November 30 of the following year. The first nine-month period and each subsequent twelve-month period shall be referred to as a "Contract Year". This forecast shall be updated at least once every ninety (90) days.

         4.2 EI will place orders with Rochester from time to time in amounts which are reasonably consistent with its forecast. Rochester will acknowledge orders from EI within two working days. Sterilized Products will be ready for pick up not more than 60 days following receipt of order, and unsterilized Products will be available for pick up not more than 45 days following receipt of order. Rochester will advise EI immediately of any back orders.

5.       STOCK RECALLS

         5.1 EI will maintain a sufficient stock of packaged Products to meet anticipated market demand, including the requirements of EI's customers who resell the Products under their own marks and brands.

         5.2 Rochester will repurchase from EI at the price paid by EI to Rochester any Products which become obsolete, outdated or unsaleable through any fault of Rochester. "Fault" does not include new products which Rochester has or may develop; provided, however, that Rochester shall have given EI reasonable notice of Rochester's intention to market new products that might compete with any of the Products. EI expressly acknowledges having received notice of Rochester's Antibacterial Foley Catheter, its Comfort Sleeve(R) Foley Catheter, and its Hand Actuated Retention Catheter in both continuous drain and valved configurations.

         5.3 In the event that Rochester or EI recalls any Products or Products incorporating the Products sold or distributed by EI solely because the Products are believed to be defective or to violate any provision of applicable law, then (i) if the defect or violation is due to any act or omission of Rochester, then Rochester shall bear all costs and expenses of such recall, including the cost of notifying customers and costs associated with the shipment of recalled Product from customers to Rochester or EI, or (ii) if the defect or violation is due to any act or omission of EI, then EI shall bear all costs and expenses of such recall, including the cost of notifying customers and costs associated with the shipment of recalled Product from customers to Rochester or EI,

6.       REGULATORY RESPONSIBILITY

         Rochester represents and warrants that it has obtained all necessary approvals from the FDA or equivalent regulatory authority to sell the Products in the USA and all other countries where Rochester has existing business, including but not limited to compliance with the requirements of the European Community Medical Device Directive. If EI needs to obtain regulatory approval for itself to sell the Products in any country, then Rochester shall cooperate with EI in obtaining such approval.

7.       MANUFACTURE AND QUALITY CONTROL

         7.1 All Products shall meet the Specifications, shall be manufactured in accordance with Good Manufacturing Practice ("GMP") for Medical Devices established by the United States Food and Drug Administration as provided under 21 U.S.C.
                  3600)(f), and shall be subjected to quality control inspection by Rochester in accordance with quality control standards including without limitation process controls, as established by Rochester and approved by EI.

         7.2 EI shall have the right to review and approve Rochester's production and quality control procedures, including without limitation Rochester's internal assembly procedures and procedures for testing subassemblies at different stages of assembly, and Rochester's engineering, assembly and testing documentation for the Products, and to visit Rochester's facilities at reasonable times with a representative of Rochester present in order to assure satisfaction of the requirements of this Restated Agreement. EI shall be deemed to approve Rochester's production and quality control procedures complying with ISO 9001 and CM 4601.

         7.3 Rochester will notify EI immediately of any inspection of its facilities by a federal, state or local regulatory agency that results in advice of noncompliance with GMP, CE Mark, or similar regulatory requirements; will furnish EI with the results of such inspection; and will furnish EI with advice of corrective actions, and the results thereof, taken by Rochester to achieve such compliance.

8.       GUARANTY

         Rochester guarantees that all Products sold to EI are, as of the date of shipment or delivery, not adulterated or misbranded within the meaning of the United States Federal Food, Drug and Cosmetics Act or amendments thereto, and any similar federal, state or local laws or regulations, and are not articles which may not, under the provisions of such laws, be introduced into interstate commerce.

9.       WARRANTIES, DEFECTS

         9.1 Rochester warrants that the Products comply with the Specifications.

         9.2 Rochester warrants that the Products and their parts and their Packaging are fit for their intended purpose and free from defects due to design, materials or workmanship and that each Product is identifiable to a particular hatch number.

         9.3 Any Product that EI or a customer of EI finds to be non-conforming or defective due to any fault of Rochester may be returned to Rochester with a statement of the defect, and Rochester shall repair or replace the Product free of charge to EI. In addition, Rochester shall reimburse EI for labor or travel costs that EI has incurred following authorization from Rochester, which shall not be unreasonably withheld, to investigate a claim of non-conformance or defect. Nothing in this clause shall operate to exclude or restrict the liability of Rochester for negligence causing death or personal injury.

         9.4 ROCHESTER is generally knowledgeable with respect to the patent rights of third parties relating to Foley catheters, and has conducted such inquiry and investigation, consisting of a review of prior American and European art for purposes of determining patentability, as it deemed reasonably necessary for the purpose of determining whether the present or presently intended manufacture, sale and/or use of the Products infringes any patent or technology of any third party. ROCHESTER has not been advised of any infringement upon any patent or other intellectual property rights belonging to any other person or entity caused by the present or presently intended manufacture, sale and/or use of the Products. To the best of Rochester's knowledge, based upon such inquiry and investigation, the present or presently intended manufacture, sale and/or use of the Products does not infringe any patent or technology of any third party.

         9.5 Rochester agrees to indemnify and hold EI harmless against any losses, claims, damages or liabilities to third parties to which EI may become subject insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise or are based upon a claim that EI's sale and/or use of the Products infringe the patent rights of any third party. Promptly after EI's receipt of notice of the commencement of any action of or the intent to commence any action, EI will, if a claim in respect thereof is to be made against Rochester, notify Rochester in writing of the commencement thereof or of the intent to commence an action, as the case may be, and omission so to notify Rochester will relieve Rochester from any liability hereunder as to the particular item for which indemnification is then being sought. In case any such action is brought against EI, and it notifies Rochester of the commencement thereof, Rochester will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel who shall be to the reasonable satisfaction of EI, and after notice from Rochester to EI of Rochester's election so to assume the defense thereof, Rochester will not be liable to EI party under this Statement of Indemnification Rights for any legal or other expenses subsequently incurred by EI in connection with the defense thereof. Rochester shall not be liable to EI on account of any settlement of any claim or action effected without the consent of Rochester. Rochester shall not be liable to EI for any lost opportunity or consequential damages due to EI's inability to sell the Products in any jurisdiction in which EI's sale of the Products would infringe any patent or intellectual property owned by any third party; provided, however, that EI shall be entitled to return to Rochester all inventory rendered unsalable as a result of such patent or intellectual property infringement claim, or Rochester will issue EI a credit for this inventory.

10.      CONFIDENTIALITY

         All technical and commercial information, data regarding processes and know-how ("Confidential Information") disclosed by either EI or Rochester to the other shall remain the property of the disclosing party. The party receiving the Confidential Information shall keep all Confidential Information as confidential and shall not use it for any purpose other than as may be expressly permitted under this Restated Agreement. Such receiving party shall not disclose such Confidential Information except to such person who both (i) needs to know the Confidential Information for a proper purpose under this Restated Agreement and (ii) acknowledges in writing that the Confidential Information may not be used or disclosed except in conformance with the requirements of this Restated Agreement.

11.      TRADEMARKS-PACKAGING

         11.l Rochester shall package the Products in the Packaging in accordance with the Specifications for sale by EI and EI's customers, who shall have the right to sell the Products under their own trademarks, brands and labels.

         11.2 Rochester shall acquire no right or interest by reason of this Restated Agreement in any trademarks or trade names used by EI or by its customers in connection with the marketing or sale of the Products; and shall be deemed by reason of this Restated Agreement to have only such rights respecting such trademarks and trade names as may be necessary to produce the Packaging as set forth in the Specifications.

12.      LIABILITY: INSURANCE

         12.1 Rochester shall indemnify and hold EI harmless from any and all damage or expense, including reasonable attorney's fees and disbursements arising from acts and/or omissions of Rochester or its agents including, but not limited to , any and all claims arising from third parties in connection with alleged negligence in the design or manufacture of the Products or their parts or their Packaging, or in connection with a breach of any of the warranties contained in Section 9,
                  Section 10, or Section 18.2 of this Restated Agreement.

         12.2 EI shall hold Rochester harmless from any and all claims arising from acts and/or omissions of EI including, without limitation, any and all claims arising from third parties in connection with alleged negligence in the distribution or sale of the Products.

         12.3 Rochester and EI warrant, respectively, that they each carry product liability insurance for the Products being sold under the Restated Agreement.

         12.4 Neither party shall be liable to the other for any incidental or consequential damages under this Restated Agreement.

13.      TERM

         This Restated Agreement shall remain in effect for an initial term which shall end on November 30, 1999 (the "Initial Term") and thereafter may be renewed on such terms as the parties may in good faith agree.

14.      TERMINATION

This Restated Agreement may be terminated at any time:

         (a) by written notice from either party to the other in the event of a breach by the other party of any of the terms of this Restated Agreement, which breach shall not be remedied within forty five (45) days from receipt of a written notice to that effect, or

         (b) by written notice from either party to the other in the event of the insolvency of either party or its inability to pay its debts in the ordinary course of business or the judicial appointment of a liquidator, receiver or administrator.

         (c) Upon prior written notice ("Termination Notice") given by either party to the other no sooner that January 1, 1998, which shall specify a date ("Termination Date") at least six
                  (6) months following the date such Termination Notice was given, in which event this Restated Agreement shall terminate on the Termination Date specified in the Termination Notice.

15.      ASSIGNMENT

         Any and all rights of either party under this Restated Agreement may be assigned by such party to any company owned by or under common ultimate ownership with such party upon written notification thereof to the other, or, as part of the sale, transfer or assignment to a third party of such party or of that portion of the business or assets of such party that manufactures, adds value to or distributes the Products.

16.      ENTIRE AGREEMENT; AMENDMENT; SAVINGS

         This Restated Agreement constitutes the entire agreement between the parties and may be amended only by written agreement of the parties. This Restated Agreement supersedes the Original Agreement in its entirety; provided, that all rights, obligations, duties and liabilities of the parties, respectively, under the Original Agreement shall be preserved to the extent necessary to enforce any executory or monetary obligation of a party relating to Products sold and delivered by Rochester to EI, or by EI to its customers, prior to the effective date of this Restated Agreement

17.      FORCE MAJEURE

         Any delay or failure in the performance of any obligation under this Restated Agreement by either party shall be excused if caused by occurrences beyond such party's reasonable control.

18.      GOVERNING LAW

         18.1 This Restated Agreement shall be governed by the laws of the State of Minnesota, excluding the Conflicts of Laws provisions thereof.

         18.2 Rochester represents (i) that it has the requisite experience and expertise to provide the Products, parts and Packaging under this Restated Agreement, and (ii) that its sale and delivery of the Products under this Restated Agreement comply in all material respects to all applicable legal and regulatory requirements of the United States, the North American Free Trade Agreement countries, the European Common Market, the European Free Trade Association and of Japan, including but not limited to compliance with export control laws. Rochester represents that it will use its best efforts to take all necessary measures, including obtaining any required permits, licenses or approvals, including export licenses.

         18.3 The Parties agree to attempt to settle any claim, controversy or dispute in connection with, arising out of or relating to this Restated Agreement or the performance, enforcement, breach, termination, application or validity hereof (herein, "Controversy") through good faith negotiations in the spirit of mutual cooperation. If those attempts fail, the Controversy will be mediated by a mutually acceptable mediator to be chosen by the parties within 45 days after written notice by the Party demanding mediation. Neither party may unreasonably withhold consent of the selection of the mediator and the parties will share the costs of mediation equally, The parties may agree to replace mediation with some form of Alternative Dispute resolution (ADR). such as neutral fact-finding or a mini-trial. Any Controversy which cannot be resolved by the parties through mediation or another form of ADR within six months of the date of the initial written demand for mediation may then, and only then, be submitted for arbitration. Any Controversy that is not settled by mediation as hereinbefor provided shall be submitted to arbitration. Such arbitration proceedings shall be held in Minneapolis, Minnesota, in accordance with the Minnesota Uniform Arbitration Act, with each party appointing one arbitrator and the two arbitrators thus chosen appointing a third, neutral arbitrator, who shall be appointed by the court upon application of either party if the two chosen arbitrators fail to agree on a third, neutral arbitrator. The arbitrators shall furnish the parties with a written decision setting forth findings of fact, conclusions of law and an order; and (ii) a stenographic record shall be made of the arbitration proceedings. In addition to any monetary award that may be given, the arbitrators may order or direct either party to do any act required of it by this Restated Agreement or to refrain from the doing of any act or practice that is contrary to this Restated Agreement. This agreement to arbitrate shall be specifically enforceable. Each party shall bear its own costs and expense in any such proceedings, but the arbitrators may, in their discretion and consistent with this Restated Agreement, award costs and attorneys' fees to either or both of the parties.

19.      NOTICES

         All notices required under this Restated Agreement shall be delivered by hand, by courier, or by registered post to the addressee at its address mentioned above, to the attention of the President.

Executed by:


ROCHESTER                                  EI



By: /s/ Anthony J. Conway                  By:  /s/ Michael Alexander
    ---------------------------------           --------------------------------

Title: President                           Title: Product Manager
       ---------                                  ---------------

Date: March 18, 1997                       Date: March 19, 1997
      --------------                             --------------


ATTACHMENTS

Exhibits to Attach
A.       PRODUCTS



                                    Exhibit A



                                                                      Rochester
 Description                   French Size       Balloon Size       Part Number
 -----------                   -----------       ------------       -----------

2-Way Standard Pediatric             6                1.5cc            1-4206
                                     8                3cc              1-4208
                                    10                3cc              1-4210


2-Way Standard                      12                5cc              1-4212
                                    14                5cc              1-4214
                                    16                5cc              1-4216
                                    18                5cc              1-4218
                                    20                5cc              1-4220
                                    22                5cc              1-4222
                                    24                5cc              1-4224

2-Way Standard                      16               30cc              2-4216
                                    18               30cc              2-4218
                                    20               30cc              2-4220
                                    22               30cc              2-4222
                                    24               30cc              2-4224
                                    26               30cc              2-4226

3-Way Standard                      18                5cc              3-4518
                                    20                5cc              3-4520
                                    22                5cc              3-4522
                                    24                5cc              3-4524
                                    26                5cc              3-4526

3-Way Standard                      18               30cc              3-4318
                                    20               30cc              3-4320
                                    22               30cc              3-4322
                                    24               30cc              3-4324
                                    26               30                3-4326
---------------------